Exhibit 5.1

HUNTON & WILLIAMS LLP

RIVERFRONT PLAZA, EAST TOWER

951 EAST BYRD STREET

RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200

FAX 804 • 788 • 8218

February 9, 2011

Board of Directors

Cypress Sharpridge Investments, Inc.

437 Madison Avenue, 33rd Floor

New York, New York 10022

Re:	Rule 462(b) Registration Statement Relating to Registration Statement

on Form S-3 (Registration No. 333-167499)

Ladies and Gentlemen:

We have served as special counsel to Cypress Sharpridge Investments, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of common stock, par value $0.01 per share, of the Company (the “Common Stock”) having an aggregate maximum offering price not to exceed $49,147,530 in an underwritten public offering, covered by the above-referenced Registration Statement (the “Registration Statement”), to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “1933 Act”), on the date hereof.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. The Registration Statement, substantially in the form to be transmitted to the Commission under the 1933 Act;

2. The Articles of Amendment and Restatement of the Company’s Articles of Incorporation, as amended, as certified by the State Department of Assessments and Taxation of the state of Maryland (the “SDAT”) on February 8, 2011 and by the Secretary of the Company on the date hereof (the “Charter”);

3. The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof;

4. Resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board of Directors”) of the Company on February 1, 2011, authorizing the issuance and sale of the Common Stock and the filing of the Registration Statement, as certified by the Secretary of the Company on the date hereof; and

5. The certificate of the SDAT as to the due incorporation, existence and good standing of the Company dated February 8, 2011 (the “Good Standing Certificate”).

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.

Cypress Sharpridge Investments, Inc.

February 9, 2011

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Common Stock has been duly authorized and, when and if issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and other resolutions adopted by the Board of Directors, or a duly authorized committee thereof, related to establishing the terms of the issuance and sale of the Common Stock, the Common Stock will be validly issued, fully paid and nonassessable.

The opinion with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate.

In expressing the opinions above, we have assumed that any Common Stock will not be issued in violation of Article VII of the Charter, as amended or supplemented as of the date hereof. We also have assumed that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of capital stock that the Company has authority to issue under the Charter.

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP